Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES BETTER THAN EXPECTED SECOND QUARTER RESULTS OF OPERATIONS, AND NEW CONTRACT WINS

Houston, TX – August 13, 2004. Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced results of operations for the second quarter and first half ended June 30, 2004, and the addition of two new contracts.

For the current second quarter, the pre-tax income, after minority interest, was slightly ahead of the prior year at $2.4 million, representing $.34 per diluted share. This was achieved despite a reduction in consolidated revenues, from $49.3 million last year to $34.7 million, due to significant rainfall in the Houston area that curtailed construction work in this year’s second quarter. Net income for the second quarter was $1.6 million, also slightly ahead of last year, representing $.23 per diluted share.

For the first six months, pre-tax income after minority interest was $2.9 million, or $.40 per diluted share, compared with $4.2 million or $.69 per diluted share last year. First half revenues were $67 million, a decrease of 26% compared with the prior year due to adverse weather conditions throughout the current year period, whereas the first half of 2003 benefited from generally good weather. Net income for the first six months of 2004 was $1.9 million or $.27 per diluted share compared with $2.8 million or $.45 per diluted share in the first half of 2003.

Commenting on the results, Joe Harper, Sterling’s President, said that second quarter gross margin recorded by the Construction Segment was ahead of expectations due to better than expected financial performance on a number of contracts. As a result, despite the reduced revenues due to poor weather, operating profit was about the same as last year’s second quarter.

Mr. Harper also noted that, for the year to date, the Distribution Segment outperformed the prior year and budget expectations.

Maarten Hemsley, the Company’s Chief Financial Officer, commented that second quarter consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”), net of minority interest, were $3.8 million, compared with $4.2 million in the prior year second quarter, bringing the year-to-date EBITDA level to $6.0 million compared with $7.8 million last year. He also noted that the Company’s substantial tax loss carryforwards mean that most profits are sheltered from federal income taxes.

The Company also announced that it was low bidder on August 11, 2004 on two contracts for the Texas Department of Transportation, aggregating approximately $15 million. Mr. Harper noted that the level and potential profitability of the Construction Segment’s contract backlog has improved in recent months, so that the Company expects to be able to achieve revenue growth in 2005 compared with 2004. In addition, in view of the first half profit performance, which has exceeded budget expectations, he said that management currently expects to exceed its 2004 full year forecast for pre-tax income and EBITDA (net of minority interest), which had been estimated at a maximum of $3.5 million and $10 million, respectively.

To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective investors are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation under current tax laws could adversely affect the use of the tax losses.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

STERLING CONSTRUCTION COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three	Three	Six	Six
	months	months	months	months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Contract revenues	$29,354	$43,858	$54,940	$79,537
Sales	5,389	5,453	12,112	11,472

	$34,743	$49,311	$67,052	$91,009

Cost of contract revenues earned	24,739	39,407	47,647	71,229
Cost of goods sold, including occupancy, buying and warehouse expenses	4,527	4,605	10,303	9,764

	Three	Three	Six	Six
	months	months	months	months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Selling and administrative expenses	2,389	1,773	4,865	3,769
Interest expense, net of interest income	219	692	738	1,292

	31,874	46,477	63,553	86,054

Income before minority interest and income taxes	2,869	2,834	3,499	4,955
Minority interest in net earnings of subsidiary	442	445	609	769

Income before taxes	2,427	2,389	2,890	4,186
Income tax expense	803	817	999	1,418

Net income	$1,624	$1,572	$1,891	$2,768

Basic and diluted net income per share:
Basic	$0.31	$0.31	$0.36	$0.55
Diluted	$0.23	$0.25	$0.27	$0.45
Weighted average number of shares outstanding used in computing basic and diluted per share amounts:
Basic	5,316,440	5,069,016	5,241,973	5,069,016
Diluted	7,081,760	6,219,826	7,174,166	6,106,458

Contact:
Sterling Construction Company, Inc.,	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	Sarah Svindland 212-836-9611

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